Exhibit 5.1

Becker & Poliakoff, P.A. 45 Broadway, 17th Floor New York, New York 10006 Phone: (212) 599-3322 Fax: (212) 557-0295

October 6, 2025

Planet Green Holdings Corp.

130-30 31st Ave, Suite 512
Flushing, NY

(718) 799-0380

Re:	Registration of Shares under the Planet Green Holdings Corp. 2025 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Planet Green Holdings Corp. (the “Company”) in connection with its Registration Statement on Form S-8, as may be amended and supplemented from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration by the Company of 7,000,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable under the Company’s 2025 Equity Incentive Plan. This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined the Registration Statement, the exhibits thereto, the certificate of incorporation of the Company, as amended to the date hereof (the “Charter”), and the bylaws of the Company, as amended to the date hereof (the “Bylaws”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, records, opinions, certificates, statements and other instruments of the Company and others as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the absence of change in the information contained therein from the effective date of any such certificate; the legal capacity of all persons; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the relevant plan and the terms of the individual option agreements and stock agreements, as applicable, will be legally issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ Becker & Poliakoff, P.A.
Becker & Poliakoff, P.A.